EXHIBIT 99.1

Press Release	FOR IMMEDIATE RELEASE
	Contact:	Lawrence J. LeBon, III,
Chairman, President &
Chief Executive Officer
or
John LeBlanc,
SVP & Chief Financial Officer
	Telephone:	(504) 834-1190

LOUISIANA BANCORP, INC.

ANNOUNCES EARNINGS FOR THE THIRD QUARTER

Metairie, Louisiana – (October 25, 2007) – Louisiana Bancorp, Inc. (the “Company”) (Nasdaq: LABC), the holding company for Bank of New Orleans (the “Bank”), announced today that the Bank’s net income for the quarter ended September 30, 2007 was $900,000, an increase of $235,000, or 35.3%, from the third quarter of 2006. For the nine month period ended September 30, 2007, the Company reported net income of $1.7 million, a decrease of $380,000, or 18.7%, from the comparable 2006 period. The increase in net income for the third quarter of 2007 is attributed to an increase in interest income due to investment of the net proceeds generated by the Company’s recently completed stock offering. On a year-to-date basis, the primary reason for the decrease in net income was a lower level of recoveries from the allowance for loan losses in the 2007 period as well as an increase in non-interest expense attributed primarily to increased salary and benefit costs and other non-interest expenses. Earnings per common share are not presented as the Company’s initial public offering was completed on July 9, 2007, and per share results would not be meaningful on either a quarterly or year-to-date basis. The Bank completed its mutual-to-stock conversion and related stock offering during the quarter with the issuance of 6,345,732 shares of Company common stock. Net proceeds of the offering were $62.1 million.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Company and Bank, stated “The Board and management team are pleased with the Company’s third quarter performance, as we continue to implement the Company’s business plan.” Mr. LeBon continued, “During the quarter we successfully completed our mutual-to-stock conversion, and our stock began trading on the Nasdaq market on July 10, 2007. Needless to say a considerable amount of our time and attention has been focused on the conversion process over the last several months. We look forward to building out our business platform as a public company and continuing to serve the banking needs of the greater New Orleans community as well as other markets throughout southern Louisiana. We have strengthened our lending team with the recent hiring of additional loan officers as we look to further increase our new loan originations, particularly in the commercial loan area.”

Net interest income for the third quarter of 2007 was $2.3 million, an increase of $605,000 from the third quarter of 2006. For the nine month period ended September 30, 2007, net interest income was $5.5 million, an increase of $222,000 from the 2006 period. Interest income for the three month periods ended September 30, 2007 and 2006 was $3.7 million and

$3.1 million, respectively. Interest income on loans increased by $188,000 from the third quarter of 2006, primarily reflecting an increase in the average balance of net loans receivable of $3.3 million. Interest income earned on interest-bearing deposits at other banks increased by $456,000 as a result of the short-term interest earned on the Company’s offering proceeds during the 2007 third quarter.

Interest expense was constant at $1.3 million for the three month periods ended September 30, 2007 and 2006. However, the average rate paid on interest-bearing liabilities increased to 3.24% during the 2007 period compared to 2.83% in the third quarter of 2006. For the nine month period ended September 30, 2007, interest expense increased by $244,000 to $4.2 million compared to the nine months ended September 30, 2006. The average rate paid on interest-bearing liabilities increased by 45 basis points in the first nine months of 2007 compared to the same period of 2006. The increases in the average rates paid on interest-bearing liabilities are attributed to the increased cost of deposits, resulting from an increased market rate of interest, and the maturity of certain lower costing FHLB advances. At September 30, 2007 compared to December 31, 2006, deposits declined by 4.97% to $142.9 million. The decline in deposit balances is attributed to the continued withdrawal of funds from Katrina-related insurance proceeds by customers to repair their properties or relocate. For the quarter, deposits decreased by $60.9 million, primarily due to the re-classification of stock offering proceeds held as deposits at June 30, 2007, to the respective equity accounts in the third quarter.

The Bank recorded net recoveries on its allowance for loan losses of $76,000 during the third quarter of 2007, compared to net recoveries of $213,000 for the same quarter of 2006. For the nine months ended September 30, 2007 and 2006, the Bank recorded net recoveries of $135,000 and $586,000, respectively. The recoveries in both the 2007 and 2006 periods pertain to losses established on loans secured by Katrina-damaged properties that were subsequently paid off.

Our non-interest income for the third quarter of 2007 was $147,000 compared to $168,000 for the third quarter of 2006. Non-interest income for the nine months ended September 30, 2007 and 2006 was $344,000 and $379,000, respectively.

Non-interest expense for the third quarter of 2007 and 2006 was $1.2 million and $1.1 million, respectively. For the nine-month periods ended September 30, 2007 and 2006, non-interest expense was $3.6 million and $3.3 million, respectively. The Bank has experienced increases in all categories of non-interest expense. The largest increase on both a quarterly and year-to-date basis is attributed to the salaries and benefits category. Salary and benefit expenses increased by $67,000 and $191,000, respectively, in the three and nine month periods ended September 30, 2007 over the comparable periods in 2006. These increases are attributed to an overall increase in the level of wages in the greater New Orleans market area in the post-Katrina environment. The employment market in the New Orleans area remains very competitive, as businesses compete for a smaller pool of employees. Current levels of non-interest expense are expected to increase in 2008 due to further increases in employee benefits and compensation costs upon the implementation of an anticipated stock option plan and management stock recognition plan, as well as employee stock ownership plan expenses for the full period. In addition, the Company’s non-interest expense will increase next year due to the Louisiana shares tax, which will be first assessed on the Bank in 2008.

Income tax expense for the third quarter of 2007 was $447,000 compared to $324,000 for the third quarter of 2006. Income tax expense for the nine months ended September 30, 2007 amounted to $801,000 compared to $996,000 for the nine months ended September 30, 2006. The changes in income tax expense in the 2007 periods compared to the 2006 periods is attributed to the increase and decrease in pre-tax income during the respective period.

For the first nine months of 2007, total assets increased by $40.8 million to $260.5 million. During this period, interest-bearing deposits in other banks, investment securities and mortgage-backed securities increased by $39.5 million. This increase is attributed to the investment of the proceeds from our stock offering into short and intermediate term investments, less the cash flow generated from maturing securities. Funding provided through deposits and FHLB advances declined during the first nine months of 2007 by $17.3 million, while capital increased by $59.1 million.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp’s prospectus, dated May 14, 2007, which is available from the SEC’s website, www.sec.gov, or the Company’s website, www.bankofneworleans.net, describes some of these factors, including the effects of Hurricane Katrina and our susceptibility to hurricanes and tropical storms in the future, market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team and regulation of our business. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

(Dollars in Thousands)

	At Sept. 30, 2007	At Dec. 31, 2006
	(unaudited)
Selected Financial and Other Data:
Total assets	$260,455	$219,726
Cash and cash equivalents	3,109	2,244
Interest bearing deposits in other banks	13,039	4,205
Investment securities:
Held-to-maturity	9,945	3,744
Available-for-sale	39,837	21,676
Mortgage-backed securities:
Held-to-maturity	64,011	57,545
Available-for-sale	33,819	34,015
Loans receivable, net	90,723	89,266
Deposits	142,866	150,335
FHLB advances	25,423	35,242
Equity capital, substantially restricted	88,314	29,198

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
	(unaudited)
Selected Operating Data:
Total interest income	$3,652	$3,047	$9,712	$9,246
Total interest expense	1,348	1,348	4,169	3,925

Net interest income	2,304	1,699	5,543	5,321
Provision (recovery) for loan losses	(75)	(213)	(135)	(586)

Net interest income after provision (recovery) for loan losses	2,379	1,912	5,678	5,907
Total non-interest income	147	168	344	379
Total non-interest expense	1,179	1,091	3,570	3,259

Income before income taxes	1,347	989	2,452	3,027
Income taxes	447	324	801	996

Net income	$900	$665	$1,651	$2,031

(Footnotes on next page)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Selected Operating Ratios (1):

Average yield on interest-earning assets	5.74%	5.46%	5.63%	5.37%
Average rate on interest-bearing liabilities	3.24	2.83	3.10	2.65
Average interest rate spread(2)	2.50	2.63	2.53	2.72
Net interest margin(2)	3.62	3.05	3.21	3.09
Average interest-earning assets to average interest-bearing liabilities	153.03	116.91	128.22	116.19
Net interest income after provision for loan losses to non-interest expense	201.78	175.25	159.05	181.25
Total non-interest expense to average assets	1.80	1.90	2.01	1.84
Efficiency ratio(3)	48.10	58.44	60.64	57.18
Return on average assets	1.38	1.16	0.93	1.14
Return on average equity	4.09	9.26	4.48	9.70
Average equity to average assets	33.61	12.51	20.72	11.79

Asset Quality Ratios (4):
Non-performing loans as a percent of total loans receivable(5)	0.26%	0.07%	0.26%	0.07%
Non-performing assets as a percent of total assets(5)	0.09	0.03	0.09	0.03
Allowance for loan losses as a percent of non-performing loans	907.23	3434.92	907.23	3434.92
Allowance for loan losses as a percent of total loans	2.29	2.41	2.29	2.41
Net charge-offs (recoveries) to average loans receivable	(0.02)	—	(0.02)	—

Capital Ratios (4):
Tier 1 leverage ratio	24.10%	13.01%	24.10%	13.01%
Tier 1 risk-based capital ratio	60.55	32.76	60.55	32.76
Total risk-based capital ratio	61.81	34.02	61.81	34.02

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable. Capital ratios are for the Bank, only.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.

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